Exhibit 10.1

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities and Exchange Act. Omitted information, marked “[***]” in this Exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT

OF DCP SOUTHEAST TEXAS HOLDINGS, GP

DATED JANUARY 1, 2011

BETWEEN

DCP SOUTHEAST TEXAS, LLC,

GAS SUPPLY RESOURCES HOLDINGS, INC.

AND

DCP PARTNERS SE TEXAS LLC

TABLE OF CONTENTS

ARTICLE 1		1
SUBJECT MATTER, DEFINITIONS AND RULES OF CONSTRUCTION		1
1.1	Subject Matter	1
1.2	Definitions	1
1.3	Rules of Construction	10
1.4	MLP Partnership Agreement	10
ARTICLE 2		11
ORGANIZATION AND CONDUCT OF BUSINESS		11
2.1	Formation of the General Partnership	11
2.2	Foreign Qualification	11
2.3	Purpose	11
2.4	Place of Business	11
2.5	Term	12
2.6	Business Opportunities; No Implied Duty	12
ARTICLE 3		12
CAPITAL STRUCTURE		12
3.1	Percentage Interests	12
3.2	Capital Contributions	12
3.3	No Voluntary Contributions; Interest	13
3.4	Capital Accounts	13
3.5	Return of Capital	15
ARTICLE 4		15
ALLOCATIONS AND DISTRIBUTIONS		15
4.1	Allocations for Capital Account Purposes	15
4.2	Allocations for Tax Purposes	18
4.3	Distributions	20
ARTICLE 5		21
MANAGEMENT		21
5.1	The Management Committee	21
5.2	Composition; Removal and Replacement of Representative	21
5.3	Officers	21
5.4	Voting	21
5.5	Meetings of Management Committee	22
5.6	Remuneration	23
5.7	Individual Action by Partners	23
ARTICLE 6		23
INDEMNIFICATION; LIMITATIONS ON LIABILITY		23
6.1	Indemnification by the Partnership	23
6.2	Indemnification by the Partners	24
6.3	Defense of Action	24
ARTICLE 7		25
OPERATION OF PARTNERSHIP		25
7.1	Operator	25
7.2	Expenses	25
7.3	Reimbursement for Insurance	26

i

7.4	Accounts	26
ARTICLE 8		26
TRANSFER OF INTERESTS		26
8.1	Restrictions on Transfer	26
8.2	Possible Additional Restrictions on Transfer	27
8.3	Right of First Offer	27
8.4	Substituted Partners	28
8.5	Documentation; Validity of Transfer	29
ARTICLE 9		29
DEFAULT AND WITHDRAWAL		29
9.1	Events of Default	29
9.2	Consequence of a Default	30
ARTICLE 10		32
DISSOLUTION AND LIQUIDATION		32
10.1	Dissolution	32
10.2	Liquidation	33
ARTICLE 11		35
FINANCIAL MATTERS		35
11.1	Books and Records	35
11.2	Financial Reports; Budget	35
11.3	Accounts	36
11.4	Tax Matters	36
ARTICLE 12		37
MISCELLANEOUS		37
12.1	Notices	37
12.2	Amendment	38
12.3	Governing Law	38
12.4	Binding Effect	39
12.5	No Third Party Rights	39
12.6	Counterparts	39
12.7	Invalidity	39
12.8	Entire Agreement	39
12.9	Expenses	39
12.10	Waiver	39
12.11	Dispute Resolution	40
12.12	Disclosure	42
12.13	Brokers and Finder	42
12.14	Further Assurances	43
12.15	Section Headings	43
12.16	Waiver of Certain Damages	43

Exhibits

None

Schedules

Schedule 3.1	Partners’ Percentage Interest
Schedule 5.4	Unanimous Consent Matters

ii

AMENDED AND RESTATED

GENERAL PARTNERSHIP AGREEMENT

OF DCP SOUTHEAST TEXAS HOLDINGS, GP

This AMENDED AND RESTATED GENERAL PARTNERSHIP AGREEMENT (the “Agreement”), dated as of January 1, 2011, by and among DCP Southeast Texas, LLC, a Delaware limited liability company and wholly owned subsidiary of DCP MIDSTREAM, LLC (the “Midstream Partner”), GAS SUPPLY RESOURCES HOLDINGS, INC., a Delaware corporation (“GSRH”), and DCP Partners SE Texas LLC, a Delaware limited liability company and wholly owned subsidiary of DCP ASSETS HOLDING, LP (the “MLP Partner”).

ARTICLE 1

SUBJECT MATTER, DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Subject Matter. This Agreement amends and restates the General Partnership Agreement of DCP Southeast Texas Holdings, GP, a Delaware general partnership (the “Partnership”) dated as of November 4, 2010, between the Midstream Partner and GSRH.

1.2 Definitions. For purposes of this Agreement, including the Schedules hereto, the meanings assigned to the capitalized terms defined in this Section 1.2 and elsewhere in this Agreement, by inclusion in quotation marks and parentheses, shall have the meanings so ascribed to them unless the context requires otherwise.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable year of the Partnership, (a) increased by any amount that such Partner is obligated to restore under the standards set by Regulations section 1.704-1(b)(2)(ii)(c) or is deemed obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Partner in subsequent years under sections 704(e)(2) and 706(d) of the Code and Regulations section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum chargeback pursuant to Section 4.1(d) or 4.1(e)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of the Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property of the Partnership, the Carrying Value of which has been adjusted pursuant to Section 3.4(d) and Section 3.4(e).

“Affiliate” means with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or, in the case of a Person that is a limited partnership, an “Affiliate” shall include any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the general partner of such limited partnership. For the purposes of this definition, “control” means the ownership, directly or indirectly, of more than 50% of the Voting Stock, of such Person; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Rate” means the lesser of (a) the rate publicly announced by Wells Fargo Bank, National Association, Sioux Falls, South Dakota (or any successor bank) from time to time as its prime rate, plus one percent (1%) and (b) the maximum rate permitted by applicable law.

“Agreed Value” of any Contributed Property or Adjusted Property means the fair market value of such property or other considerations at the time of contribution as determined by the Partnership (but only in the absence of a negotiated determination of fair market value among the Partners, in which case such negotiated value shall be accepted as the Agreed Value) using such reasonable methods of valuation as it may adopt. In the absence of a negotiated value among the Partners (if such negotiated allocation exists, the negotiated allocation will be conclusive), the Partnership shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties or Adjusted Property in a single or integrated transaction among such properties on a basis proportional to their fair market value.

“Agreement” has the meaning ascribed to such term in the preamble.

“Allocation Notice” has the meaning ascribed to such term in Section 4.1(b).

“Allocation Period” has the meaning ascribed to such term in Section 4.1.

“Arbitral Dispute” means any dispute, claim, counterclaim, demand, cause of action, controversy and other matters in question arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship among the Partners created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort, or otherwise, (c) provided for by applicable Law or otherwise, or (d) seeking damages or any other relief, whether at Law, in equity, or otherwise.

“Arbitration Rules” has the meaning ascribed to such term in Section 12.11(c).

“Available Cash” means, with respect to any Distribution Period ending prior to the dissolution or liquidation of the Partnership, and without duplication:

(a) the sum of (i) all cash and cash equivalents of the Partnership on hand at the end of such Distribution Period, determined in the reasonable discretion of the Management Committee, and (ii) all additional cash and cash equivalents of the Partnership on hand on the date of determination of Available Cash with respect to such Distribution Period, less

(b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Management Committee to (i) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership) subsequent to such Distribution Period or (ii) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject; provided, however, that distributions made by the Partnership or cash reserves established, increased or reduced after the end of such Distribution Period but on or before the date of determination of Available Cash with respect to such Distribution Period shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Distribution Period if the Management Committee so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Distribution Period in which a liquidation or dissolution of the Partnership occurs and any subsequent Distribution Period shall equal zero.

“Available Storage Capacity” means, for any Month, the -working gas storage capacity of the Partnership’s subsidiary’s natural gas storage facilities, expressed in Mcf (which value shall increase once Cavern 4 commences commercial operations); provided, that if average working gas storage capacity shall be reduced for any reason, the value of Available Storage Capacity shall not be altered unless and until the average working gas storage capacity remains at a reduced level for at least 30 consecutive days; if ever reduced, Available Storage Capacity shall increase to its actual level as soon as the event that gave rise to its reduction has been remedied.

“Bankruptcy” means (i) the filing of any petition or the commencement of any suit or proceeding by an individual or entity pursuant to Bankruptcy Law seeking an order for relief, liquidation, reorganization or protection from creditors, (ii) the entry of an order for relief against an individual or entity pursuant to Bankruptcy Law, or (iii) the appointment of a receiver, trustee or custodian for a substantial portion of an individual’s or entity’s assets or property, provided such order for relief, liquidation, reorganization or protection from creditors is not dismissed within sixty (60) days after such appointment of a receiver, trustee or custodian.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or state Law for the relief of debtors.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property, and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book Tax Disparities in all Contributed Property or Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 3.4 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles. The determination of Book Tax Disparity and a Partner’s share thereof shall be determined consistently with Regulations section 1.704-3(d).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of Colorado are permitted or required to close.

“Capital Account” means the capital account maintained for each Partner for the purposes of section 704(b) of the Code as described in Section 3.4.

“Capital Contribution” means, with respect to any Partner, the amount of capital contributed by such Partner to the Partnership in accordance with Article 3 of this Agreement.

“Carrying Value” means (a) with respect to Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions relating to such property charged to the Partners’ Capital Accounts, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.4(d) and Section 3.4(e) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the Partnership.

“Cavern 4” means the salt dome natural gas storage cavern utilized by the Partnership located in Jefferson County, Texas, that is in the development stage as of the date of this Agreement.

“CIPCO” means Centana Intrastate Pipeline, LLC, a Delaware limited liability company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash or cash equivalents, contributed to the Partnership by a Partner. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 3.4(d), such property shall no longer constitute a Contributed Property for the purposes of Section 4.2, but shall be deemed an Adjusted Property for such purposes.

“Default” has the meaning ascribed to such term in Section 9.1.

“Defaulting Partner” has the meaning ascribed to such term in Section 9.1.

“Delaware Act” means the Delaware Revised Uniform Partnership Act, 6 Del. Code §§ 15-101, et seq., as amended from time to time.

“Distribution Period” means a period equal to a fiscal quarter of the Partnership or such shorter portion thereof, as determined from time to time by majority vote of the Management Committee.

“Economic Risk of Loss” has the meaning set forth in Regulations section 1.752-2(a).

“Fiscal Year” means (i) the period of time commencing on the Formation Date and ending on December 31, 2010, in the case of the first Fiscal Year of the Partnership or (ii) in the case of subsequent Fiscal Years of the Partnership, any subsequent twelve (12) month period commencing January 1 and ending on December 31.

“Forfeited Interest” has the meaning ascribed to such term in Section 9.5(e).

“Formation Date” has the meaning ascribed to such term in Section 2.1.

“GAAP” means generally accepted accounting principles in the United States of America.

“GAAP Capital Account” means the capital account maintained in accordance with GAAP for purposes of the annual financial statements referred to in Section 11.2.

“G&A Expenses” has the meaning ascribed to such term in Section 7.2.

“Governmental Body” means a government organization, subdivision, court, agency or authority thereof, whether foreign or domestic.

“GSRH” has the meaning ascribed to such term in the preamble.

“Income” means, for any taxable period or portion thereof, each item of income and gain for such period determined in accordance with Section 3.4(b).

“Indemnified Party” has the meaning ascribed to such term in Section 6.3.

“Indemnifying Party” has the meaning ascribed to such term in Section 6.3.

“Interest” means the ownership interest of a Partner in the Partnership (which shall be considered intangible personal property for all purposes) consisting of (i) such Partner’s right to receive its Percentage Interest of the Partnership’s profits, losses, allocations and distributions, (ii) such Partner’s right to vote or grant or withhold consents with respect to matters related to the Partnership as provided herein or in the Delaware Act and (iii) such Partner’s other rights and privileges as herein provided.

“Internal Transfer” has the meaning ascribed to such term in Section 8.1(a).

“Internal Transferee” has the meaning ascribed to such term in Section 8.1(a).

“Laws” means all applicable statutes, laws, rules, regulations, orders, ordinances, judgments and decrees of any Governmental Body, including the common or civil law of any Government Body.

“Liabilities” has the meaning ascribed to such term in Section 6.1.

“Liquidating Distribution” has the meaning ascribed to such term in Section 10.2(d).

“Liquidator” has the meaning ascribed to such term in Section 10.2.

“Loss” means, for any taxable period or portion thereof, each item of loss and deduction for such period determined in accordance with Section 3.4(b).

“Majority” means one or more Partners having among them more than 50% of the Interests of all Partners entitled to vote.

“Management Committee” means the committee comprised of the individuals designated by the Partners pursuant to Section 5.2 hereof and all other individuals who may from time to time be duly appointed by the Partners to serve as representatives of such committee in accordance with the provisions hereof, in each case so long as such individual shall continue in such capacity in accordance with the terms hereof. References herein to the Management Committee shall refer to such individuals collectively in their capacity as representatives on such committee.

“Marketed Interest” has the meaning ascribed to such term in Section 8.3(a).

“Mcf” shall mean one thousand cubic feet.

“Midstream Partner” has the meaning ascribed to such term in the preamble.

“Minimum Gain Attributable to a Partner Nonrecourse Debt” means the amount determined in accordance with the principles of Regulations section 1.704-2(i)(3).

“MLP” means DCP Midstream Partners, LP, a Delaware limited partnership.

“MLP Partner” has the meaning ascribed to such term in the preamble.

“MLP Partnership Agreement” means the Second Amended and Restated Agreement of the Limited Partnership of the MLP, dated November 1, 2006, as it may be amended and restated from time to time.

“MLP Storage G&A Expenses” means a value equal to (i) the product of (A) G&A Expenses, (B) 0.3333, and (C) 0.20, (ii) divided by 12.

“MLP Storage Opex” shall means a value equal to the product of (i) 0.3333 and (ii) the operating expenses incurred each Month by the JV and tracked separately from and attributable only to the Storage Business; MLP Storage Opex shall not include any operating expenses attributable to the CIPCO’s natural gas gathering business and other activities.

“Monetary Default” has the meaning ascribed to such term in Section 9.1(c).

“Month” shall mean period beginning at 9:00 a.m. central clock time on the first day of a calendar month and ending at 9:00 a.m. central clock time on the first day of the succeeding calendar month.

“Monthly Storage Revenue” means the sum of (i) the product of (A) $[***] and (B) Available Storage Capacity (which product shall nevertheless be deemed to be a fixed value each month equaling $[***], unless and until (I) Cavern 4 commences commercial operation or (II) Available Storage Capacity is reduced for any reason) and (ii) the product of (A) $[***] and (B) the volume of residue gas volumes measured (in Mcf) during a Month at the tailgates of the Partnership’s subsidiary’s W. Beaumont and Port Arthur natural gas processing plants located in Jefferson County, Texas. Beginning with calendar year 2012, the value in (i) above only, shall be increased each calendar year be the product of (x) [***] and (y) the percentage increase in the Consumer Price Index - All Urban Consumers, U.S. City Average, Not Seasonally Adjusted for the prior calendar year.

“Negotiation Period” has the meaning ascribed to such term in Section 8.3(a).

“Net Agreed Value” means (i) in the case of any Contributed Property, the fair market value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under section 752 of the Code.

“Net Monthly Storage Revenue” means the Monthly Storage Revenue decreased by the sum of (i) MLP Storage G&A Expenses and (ii) and MLP Storage Opex.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative hedge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 4.2(b)(i)(A) or 4.2(b)(ii)(A) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-2(b)(4).

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (described in section 705(a)(2)(B) of the Code) that, in accordance with the principles of Regulations section 1.704-2(b)(i) are attributable to a Nonrecourse Liability.

“Nondefaulting Partner” has the meaning ascribed to such term in Section 9.1.

“Non-Selling Partner” has the meaning ascribed to such term in Section 8.3(a).

“Notice Period’ has the meaning ascribed to such term in Section 8.3(a).

“Operator” has the meaning ascribed to such term in Section 7.1.

“Parent” means (a) with respect to the Midstream Partner, DCP Midstream, LLC, a Delaware limited liability company, (b) with respect to the MLP Partner, MLP, and (c) with respect to GSRH, DCP Midstream, LLC.

“Partner Indemnitee” has the meaning ascribed to such term in Section 6.2.

“Partners” means GSRH, the Midstream Partner, the MLP Partner and any other Persons who are admitted as Partners in the Partnership pursuant to this Agreement, but does not include any Person who has become a Withdrawn Partner.

“Partnership” has the meaning ascribed to such term in Section 1.1.

“Partnership Assets” means the assets and properties owned, leased or used by the Partnership in its business, including without limitation, all of the ownership interests in various subsidiary limited liability companies which collectively own and operate certain natural gas storage, intrastate transportation, midstream gathering, compression, dehydrating, and processing assets located principally in Jefferson, Liberty, Orange, and Chambers, Counties, Texas.

“Partnership Indemnitee” has the meaning ascribed to such term in Section 6.1.

“Partnership Minimum Gain” means the amount determined pursuant to Treasury Regulations section 1.704-2(d).

“Percentage Interest” means, with respect to a Partner, the percentage set forth opposite such Partner’s name on Schedule 3.1, subject to adjustment pursuant to a transfer of an Interest by a Partner or the issuance of new Interests by the Partnership, in either case, in compliance with the terms of this Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, estate, unincorporated organization or Governmental Body.

“Purchase Notice” has the meaning ascribed to such term in Section 8.3(a).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by section 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Regulations” means the U.S. Treasury Regulations promulgated under the Code, as in effect from time to time.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated to Section 4.2(b)(i)(A) or 4.2(b)(ii)(A), to eliminate Book Tax Disparities.

“Sale Offer” has the meaning ascribed to such term in Section 8.3(a).

“Selling Partner” has the meaning ascribed to such term in Section 8.3(a).

“Schedule” shall mean any schedule attached hereto.

“Storage Business” shall mean the natural gas storage business and associated intrastate gas transportation activity conducted by CIPCO at its Spindletop storage facility located south of Beaumont in Jefferson County, Texas.

“Targeted Distribution Amounts” has the meaning ascribed to such term in Section 10.2(d).

“Tax Matters Partner” has the meaning ascribed to such term in Section 11.4(a).

“Third Party Action” has the meaning ascribed to such term in Section 6.3.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.4(d) or 3.4(e) as of such date). In determining such Unrealized Gain, the aggregate cash amount and fair market value of a Partnership asset (including cash or cash equivalents) shall be determined by the Partnership and agreed to by the Partners using such reasonable method of valuation as it may adopt.

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.4(d) or 3.4(e) as of such date) over (b) the fair market value of such property as of such date. In determining such Unrealized Loss, the aggregate cash amount and fair market value of a Partnership asset (including cash or cash equivalents) shall be determined by the Partnership and agreed to by the Partners using such reasonable method of valuation as it may adopt.

“Voting Stock” means the securities or other ownership interest in any Person which have ordinary voting power under ordinary circumstances to elect the directors (or the equivalent) of such Person.

“Withdraw” including the correlative terms “Withdrawn”, “Withdrawing” and “Withdrawal”, means the withdrawal, resignation or retirement of a Partner from the Partnership as a partner. Such terms shall not include any transfer of a Partner’s Interest in accordance with the terms of this Agreement, even though the Partner making such a transfer may cease to be a Partner as a result of such transfer.

“Withdrawn Partner” has the meaning ascribed to such term in Section 9.5.

1.3 Rules of Construction. For purposes of this Agreement, including the Exhibits and Schedules hereto:

(a) General. Unless the context otherwise requires, (i) “or” is not exclusive; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (iii) words in the singular include the plural and words in the plural include the singular; (iv) words in the masculine include the feminine and words in the feminine include the masculine; (v) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; (vi) a reference to a Partner includes its successors and permitted assigns; and (vii) any reference to $ or dollars shall be a reference to U.S. dollars.

(b) Articles and Sections. Reference to Articles and Sections are, unless otherwise specified, to Articles and Sections of this Agreement.

1.4 MLP Partnership Agreement. Notwithstanding any other provision of this Agreement, the Partners agree that to the extent any provision of this Agreement contradicts with or is in conflict with any provision of the MLP Partnership Agreement, the provisions of the MLP Partnership Agreement shall control.

ARTICLE 2

ORGANIZATION AND CONDUCT OF BUSINESS

2.1 Formation of the General Partnership. The Midstream Partner and GSRH formed the Partnership as a Delaware general partnership under and pursuant to the Delaware Act on November 4, 2010 (the “Formation Date”), and caused a statement of partnership existence to be filed with the Secretary of State of the State of Delaware as of November 8, 2010. All actions by the Midstream Partner and GSRH in making such filing are hereby ratified, adopted and approved. The rights and liabilities of the Partners will be determined pursuant to the Delaware Act and this Agreement. To the extent that there is any conflict or inconsistency between any provision of this Agreement and any non-mandatory provision of the Delaware Act, the provisions of this Agreement shall control and take precedence.

2.2 Foreign Qualification. Prior to the Partnership’s conducting business in any jurisdiction other than Delaware, to the extent required by Law, the Management Committee shall cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the Management Committee, with all requirements necessary to qualify the Partnership as a foreign partnership in such jurisdiction. At the request of the Management Committee, each Partner shall execute, acknowledge, swear to and deliver all certificates and other instruments that are necessary or appropriate to qualify the Partnership as a foreign partnership in all such jurisdictions in which the Partnership may conduct business.

2.3 Purpose. The business and purposes of the Partnership shall be (i) to own and operate the Partnership Assets and (ii) to engage in such other business activities that may be undertaken by a partnership under the Delaware Act as the Partners may from time to time determine; provided, however, that the Partners determine, as of the date of the acquisition or commencement of such other business activity, that such activity (a) generates “qualifying income” (as such term is defined pursuant to section 7704 of the Code) or (b) enhances the operations of an activity of the Partnership that generates qualifying income.

2.4 Place of Business. The principal place of business of the Partnership shall be 370 17th Street, Suite 2500, Denver, Colorado 80202 or such other place as the Partners may from time to time determine. The registered office of the Partnership in the State of Delaware shall be 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership shall be The Corporation Trust Company, whose business address is the same as the Partnership’s registered office (or such other registered office and registered agent as the Partners may from time to time select).

2.5 Term. The Partnership shall continue indefinitely unless dissolved in accordance with Section 10.1.

2.6 Business Opportunities; No Implied Duty. Except as may be provided in the MLP Partnership Agreement, the Partners and their respective Affiliates may engage, directly or indirectly, without the consent of the other Partners or the Partnership, in other business opportunities, transactions, ventures or other arrangements of any nature or description, independently or with others, including without limitation business of a nature which may be competitive with or the same as or similar to the business of the Partnership, regardless of the geographic location of such business, and without any duty or obligation to account to the other Partners or the Partnership in connection therewith.

ARTICLE 3

CAPITAL STRUCTURE

3.1 Percentage Interests. The Percentage Interests of the Partners on the date hereof are set forth on Schedule 3.1 hereto. Upon the transfer by a Partner of all or a portion of such Partner’s Interest pursuant to Article 8 or the issuance of new Interests by the Partnership in compliance with this Agreement, Schedule 3.1 shall be updated to reflect the Percentage Interests of the Partners effective upon such transfer or issuance.

3.2 Capital Contributions. The Partners shall make Capital Contributions of cash, property or services as follows:

(a) Agreed Contributions. The Partners shall make Capital Contributions of cash, property or services they determine and approve pursuant to Section 5.4. If the Partners determine and approve pursuant to Section 5.4 that cash Capital Contributions should be made for any purpose, the Partners shall make such cash Capital Contributions in proportion to their respective Percentage Interests in such amounts and on such dates as the Partners may determine. The Management Committee shall issue a written request to each Partner for payment of such cash Capital Contributions on such due dates and in such amounts; provided, that the due date for any such cash Capital Contribution shall be no less than 5 days after the date such written request is issued to the Partners. All Capital Contributions received by the Partnership after the due date specified in such written request shall be accompanied by interest on such overdue amounts, which interest shall be payable to the Partnership and shall accrue from and after such specified dates until paid at the Agreed Rate.

(b) Mandatory Contributions. If the Midstream Partner elects not to fund shortfalls in Net Monthly Storage Revenues by assigning its distribution rights to the MLP Partner, the Midstream Partner shall make the Capital Contributions required by Section 4.3 within 30 days following the end of each Distribution Period. All Capital Contributions received by the Partnership after such date shall be accompanied by interest on such overdue amounts, which interest shall be payable to the Partnership and shall accrue from and after such specified dates until paid at the Agreed Rate.

3.3 No Voluntary Contributions; Interest. No Partner shall make any Capital Contributions to the Partnership except pursuant to this Article 3. No Partner shall be entitled to interest on its Capital Contribution.

3.4 Capital Accounts. A separate Capital Account shall be established and maintained for each Partner in accordance with Regulations section 1.704-2(b)(2)(iv), Section 4.1 and the following terms and conditions:

(a) Increases and Decreases. Each Partner’s Capital Account shall be (i) increased by (A) the amount of cash or cash equivalent Capital Contributions made by such Partner, (B) the Net Agreed Value of non-cash assets contributed as Capital Contributions by such Partner, and (C) allocations to such Partner of Partnership income and gain (or items thereof), including, without limitation, income and gain exempt from tax and income and gain described in Regulations section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Regulations section 1.704-1(b)(4)(i); and (ii) shall be decreased by (A) the amount of cash or cash equivalents distributed to such Partner by the Partnership, (B) the Net Agreed Value of any non-cash assets or other property distributed to such Partner by the Partnership, and (C) allocations to such Partner of Partnership losses and deductions (or items thereof), including losses and deductions described in Regulations section 1.704-1(b)(2)(iv)(g) (but excluding losses or deductions described in Regulations section 1.704-1(b)(4)(i) or (iii)).

(b) Computation of Amounts. For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided that:

(i) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) any interest that can neither be deducted nor amortized under section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, but treated as an item of deduction at the time such fees and other expenses are required and shall be allocated among the Partners pursuant to Sections 4.1 and 4.2.

(ii) Except as otherwise provided in Regulations section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under section 754 of the Code which may be made by the Partnership and, as to those items described in section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(iii) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(iv) In accordance with the requirements of section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership was equal to the Agreed Value of such property on the date if was acquired by the Partnership. Upon an adjustment pursuant to Section 3.4(d) or 3.4(e) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method or useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Partnership may adopt.

(c) Transferees. A transferee of all or a part of a Partner’s Interest shall succeed to all or the transferred part of the Capital Account of the transferring Partner.

(d) Contributed Unrealized Gains and Losses. Consistent with the provisions of the Regulations section 1.704-1(b)(2)(iv)(f), on an issuance of additional Interests for cash or Contributed Property, the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 4.1.

(e) Distributed Unrealized Gains and Losses. In accordance with Regulations section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash or cash equivalents that are not in redemption or retirement of a Partner’s Interest), the Capital Accounts of all Partners and the Carrying Value of each Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized

Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value (which shall be determined by the Partnership using any valuation method it deems reasonable under the circumstances), and had been allocated to the Partners at such time, pursuant to Section 4.1.

(f) Code Compliance. Notwithstanding any provision in this Agreement to the contrary, each Partner’s Capital Account shall be maintained and adjusted in accordance with the Code and the Regulations thereunder, including without limitation (i) the adjustments permitted or required by Code section 704(b) and, to the extent applicable, the principles expressed in Code section 704(c) and (ii) the adjustments required to maintain capital accounts in accordance with the “substantial economic effect test” set forth in the Regulations under Code section 704(b).

3.5 Return of Capital. No Partner shall have the right to demand a return of such Partner’s Capital Contributions (or the balance of such Partner’s Capital Account). Further, no Partner has the right (i) to demand and receive any distribution from the Partnership in any form other than cash or (ii) to bring an action of partition against the Partnership or its property. Neither the Partners nor the Management Committee shall have any personal liability for the repayment of the Capital Contributions from Partners. No Partner is required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any other Partner’s Capital Contribution.

ARTICLE 4

ALLOCATIONS AND DISTRIBUTIONS

4.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 3.4(b)) shall be allocated among the Partners in each taxable year or portion thereof (an “Allocation Period”) as provided herein below.

(a) Income & Loss Generally. Until either the Midstream Partner or the MLP Partner has delivered an Allocation Notice, all items of Income or Loss, as the case may be, and each item of income, gain, loss and deduction entering into the computation thereof, shall be allocated to the Partners as follows:

(i)	All Income and Loss of the Partnership from or attributable to the Storage Business will be allocated as follows:

a. first, an amount of Income equal to the Net Monthly Storage Revenue shall be allocated to the MLP Partner;

b. second, the Partners shall be allocated all non-cash items of Income and Loss from or attributable to the Storage Business, in accordance with their respective Percentage Interest; and

c. third, the remainder of all Income and Loss from or attributable to the Storage Business shall be allocated to the Midstream Partner and GSRH in accordance with their respective Percentage Interest.

(ii)	All remaining Income and Loss of the Partnership shall be allocated to the Partners in accordance with their respective Percentage Interest,

provided, however, that Losses shall not be allocated pursuant to this Section 4.1(a) to the extent that such allocation would cause any Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account).

(b) Income & Loss Following Allocation Notice. Beginning with the first Distribution Period that begins immediately following the date that is the 7 year anniversary of the date of this Agreement, either the MLP Partner or the Midstream Partner may deliver to the other a notice (the “Allocation Notice”) terminating the application of (i) the allocations set forth in Section 4.1(a) and (ii) the distributions set forth in Section 4.3(a). Following the delivery of an Allocation Notice, all items of Income or Loss, as the case may be, attributable to Allocation Periods after the delivery of the Allocation Notice, and each item of income, loss and deduction entering into the computation thereof, shall be allocated to the Partners in accordance with its respective Percentage Interest; provided, however, that Losses shall not be allocated pursuant to this Section 4.1(b) to the extent that such allocation would cause a Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account).

(c) Nonrecourse Liabilities. For the purposes of Regulations section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(d) Partnership Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 4.1, except as provided in Regulations section 1.704-2(f)(2) through (5), if there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulations sections 1.704-2(f)(6) and (g)(2) and section 1.704-2(j)(2)(i), or any successor provisions. For purposes of this Section 4.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1 with respect to such taxable year (other than an allocation pursuant to Section 4.1(h) or (i)).

(e) Chargeback of Minimum Gain Attributable to Partner Nonrecourse Debt. Notwithstanding the other provisions of this Section 4.1 (other than Section 4.1(d), except as provided in Regulations section 1.704-2(i)(4)), if there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any Partnership taxable period, any Partner with a share of Minimum Gain Attributable to Partner Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulations sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 4.1, such Partner’s Adjusted Capital Account balance shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1, other than Sections 4.1(d), (h) and (i), with respect to such taxable period.

(f) Qualified Income Offset. If any Partner unexpectedly receives adjustments, allocations or distributions described in Regulations section 1.704-1(b)(2)(ii)(d)(4) through (6) (or any successor provisions), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations promulgated under section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 4.1(d) or 4.1(e).

(g) Gross Income Offset. If any Partner has a deficit balance in its Adjusted Capital Account at the end of any Partnership taxable period which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provisions of this Agreement and (ii) the amount such Partner is deemed obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), such Partner shall be specifically allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 4.1(g) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 4.1 have been tentatively made as if this Section 4.1(g) was not in the Agreement.

(h) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year shall be allocated to the Partners in accordance with their respective Percentage Interests. If the Partnership determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under section 704(b) of the Code, the Partnership is authorized, upon notice to the Partners, to revise the prescribed ratio to the numerically closest ratio which does satisfy the requirements.

(i) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable year shall be allocated 100% to the Partner that bears the Economic Risk of Loss for such Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations section 1.704-2(i) (or any successor provision). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated among such Partners ratably in proportion to their respective shares of such Economic Risk of Loss.

(j) Code Section 754 Adjustments. To the extent an adjustment tax basis of any Partnership asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustments to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

4.2 Allocations for Tax Purposes. The Partners agree as follows:

(a) Allocations of Gain, Loss, etc. Except as otherwise provided herein, for federal income tax purposes, each item of income, gain loss and deduction which is recognized by the Partnership for federal income tax purposes shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 4.1 hereof.

(b) Book-Tax Disparities. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i)

In the case of Contributed Property, (A) such items of income, gain, loss, depreciation, amortization and cost recovery deductions attributable thereto shall be allocated among the Partners in the manner provided under section 704(c) of the Code and section 1.704-3(d) of the Regulations (i.e. the “remedial method”) that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution;

and (B) any item of Residual Gain or Residual Loss attributable thereto shall be allocated among the Partners in the same manner as its correlative of “book” gain or loss is allocated pursuant to Section 4.1.

(ii)	In the case of an Adjusted Property, (A) such items of income, gain, loss, depreciation, amortization and cost recovery deductions attributable thereto shall be allocated among the Partners in a manner consistent with the principles of section 704(c) of the Code and section 1.704-3(d) of the Regulations (i.e. the “remedial method”) to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 3.4(d) or (e), unless such property was originally a Contributed Property, in which case such items shall be allocated among the Partners in a manner consistent with Section 4.2(b)(i); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item “book” gain or loss is allocated pursuant to Section 4.1.

(c) Conventions/Allocations. For the proper administration of the Partnership, the Partnership shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; and (ii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Regulations under section 704(b) or section 704(c) of the Code. The Partnership may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 4.2(c) only if such conventions, allocations or amendments are consistent with section 704 of the Code.

(d) Section 743(b). The Partnership may determine to depreciate the portion of an adjustment under section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation method and useful life applied to the Partnership’s common basis of such property, despite the inconsistency of such method with Regulations section 1.167(c)-1(a)(6), or any successor provisions. If the Partnership determines that such reporting position cannot reasonably be taken, the Partnership may adopt any reasonable depreciation convention that would not have a material adverse effect on the Partners.

(e) Recapture Income. Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 4.2 be characterized as Recapture Income in the same proportions and the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f) Section 754. All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated by the Partners in accordance with the provisions hereof shall be determined without regard to any election under section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by sections 734 and 743 of the Code.

4.3 Distributions.

(a) Distributions Generally. Until either the Midstream Partner or the MLP Partner has delivered an Allocation Notice, within 30 days following the end of each Distribution Period, an amount equal to 100% of Available Cash with respect to such Distribution Period shall, subject to section 15-309 of the Delaware Act, be distributed in accordance with this Article 4 by the Partnership to the Partners as follows:

(i)	Available Cash derived from or attributable to the Storage Business shall be distributed as follows:

a.	First, an amount equal to the cumulative Net Monthly Storage Revenue calculated as to the Distribution Period, if any, as of the date of such distribution will be distributed to the MLP Partner;

b.	Second, to Midstream Partner and GSRH the remainder of all Available Cash derived from or attributable to the Storage Business in accordance with their respective Percentage Interest; and

(ii)	All remaining Available Cash shall be distributed to the Partners in accordance with their respective Percentage Interest.

If the Partnership has insufficient Available Cash to make all or any portion of the distribution to the MLP Partner pursuant to Section 4.3(a)(i)a., the Midstream Partner shall, at its sole option, either (A) assign unto the MLP Partner so much of the distribution as the Midstream Partner is entitled to under Sections 4.3(a)(ii) to pay the portion of any distribution deficiency in the Net Monthly Storage Revenue owing to MLP Partner or (B) make a capital contribution to the Partnership, the sole use of which shall be to pay the portion of any distribution deficiency in the Net Monthly Storage Revenue owing to the MLP Partner. The Midstream Partner may use a combination of A and B above to satisfy its distribution deficiency funding obligation.

(b) Distributions Following Allocation Notice. Within 30 days following the end of each Distribution Period after the delivery of an Allocation Notice, an amount equal to 100% of Available Cash with respect to such Distribution Period shall, subject to section 15-309 of the Delaware Act, be distributed in accordance with this Article 4 by the Partnership to the Partners in accordance with their respective Percentage Interests.

ARTICLE 5

MANAGEMENT

5.1 The Management Committee. The business and affairs of the Partnership shall be managed by or under the direction of the Partners acting through the Management Committee, subject to the delegation of powers and duties to officers of the Partnership and other Persons as provided for by resolution of the Management Committee.

5.2 Composition; Removal and Replacement of Representative. The Management Committee shall be comprised of one representative designated by each Partner. Each Partner shall designate by written notice to the other Partners its representatives to serve on the Management Committee and alternates to serve in such representatives’ absences; provided that the representative designated by the Midstream Partner shall be deemed to have been designated by GSRH and shall represent GSRH and GSRH shall be bound by any votes or decisions made by the Midstream Partner. Each representative and alternate shall serve at the pleasure of the Partner who appointed such representative and shall represent and bind such Partner with respect to any matter. Alternates may attend all Management Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate. Upon the death, resignation or removal for any reason of any representative or alternate of a Partner, the appointing Partner shall promptly appoint a successor. If at any time any Partner ceases to be a Partner, then the representative of the Management Committee previously designated by such Partner shall be deemed to be removed automatically, without any further action on the part of such Partner or the Partnership, on the date such Partner ceases to be a Partner.

5.3 Officers. The Management Committee may appoint employees of Partners or their Affiliates to serve as officers of the Partnership, and such officers may include but not be limited to a president, one or more vice presidents, a treasurer and a secretary.

5.4 Voting. All decisions, approvals and other actions of any Partner under this Agreement shall be effected by vote of its representative on the Management Committee. The Management Committee representative of each Partner shall have one vote equal to the Percentage Interest of the Partner appointing such representative and shall exercise such vote on behalf of such appointing Partner in connection with all matters under this Agreement.

(a) All decisions and actions with respect to the Partnership and its business shall be made and taken by the affirmative vote of the Partner or Partners holding a Majority acting through their representative on the Management Committee, except as provided in clauses (b) and (c) of this Section 5.4.

(b) In the case of those matters set forth on Schedule 5.4, any decision or action with respect to such matters shall be made and taken by unanimous affirmative vote of Partners acting through their representatives on the Management Committee; provided, that the approval of any such matter set forth on Schedule 5.4 by the MLP Partner shall not require, and shall not be inferred to require, that such matter be referred to, considered or approved by the conflicts committee of the board of directors of the general partner of the MLP Partner, it being understood that conflicts of interest, if any, shall be addressed in the manner provided in the MLP Partnership Agreement.

(c) Notwithstanding clauses (a) and (b) of this Section 5.4, if (i) a material breach or default under a material agreement of the Partnership, (ii) a default or failure to make payment of an obligation of the Partnership or a failure to take other action is likely to result in the imposition of a lien upon or a seizure or other collection action against a material asset or assets of the Partnership or (iii) a failure to comply with an order of a Governmental Body having jurisdiction directed to the Partnership, in each case, would be reasonably likely to have a material adverse effect on the business, operations or financial condition of the Partnership, any Partner may require all of the Partners to make a Capital Contribution pursuant to Section 3.2 hereof to cure such default, pay such obligation, comply with such order or take other action in connection therewith by delivering written notice of the other Partner of its intent to require a Capital Contribution pursuant to this Section 5.4(c); provided, the aggregate amount of such required Capital Contribution may be no more than the minimum amount necessary to prevent a default, seizure or noncompliance of the type described in clauses (i), (ii) and (iii) of this paragraph.

5.5 Meetings of Management Committee. The Partners agree as follows:

(a) Scheduling. Meetings of the Management Committee shall occur when called by any representatives on the Management Committee. The Partner calling the meeting shall provide notice of and an agenda for the Management Committee meeting to all representatives at least 10 Business Days prior to the date of such meeting, provided that the business matters to be acted upon at any such meeting shall not be limited to the matters included on such agenda.

(b) Conduct of Business. The Management Committee shall conduct its meetings in accordance with such rules as it may from time to time establish and the secretary shall keep minutes of its meetings and issue resolutions evidencing the actions taken by it. Upon the request of any Partner, the secretary shall provide such Partner with copies of such minutes and resolutions.

Management Committee representatives may attend meetings and vote either in person or through duly authorized written proxies. Unless otherwise agreed, all meetings of the Management Committee shall be held at the principal office of the Partnership or by conference telephone or similar means of communication by which all representatives can participate in the meeting. Any action of the Management Committee may be taken without a meeting by unanimous written consent of the representatives.

(c) Quorum. At meetings of the Management Committee representatives of (i) Partners holding a Majority present in person, by conference telephone or by written proxy and entitled to vote, shall constitute a quorum for the transaction of business for purposes for considering matters under Section 5.4(a) and (ii) all of the Partners present in person, by conference telephone or by written proxy and entitled to vote, shall constitute a quorum for the transaction of business for purposes of considering matters under Section 5.4(b).

5.6 Remuneration. The Management Committee representative and alternate employed by each Partner shall receive no compensation from the Partnership for performing services in such capacity. Each Partner shall be responsible for the payment of the salaries, benefits, retirement allowances and travel and lodging expenses for its Management Committee representatives or alternates.

5.7 Individual Action by Partners. Subject to the express provisions of this Agreement, each Partner agrees that it will not exercise its authority under the Delaware Act to bind or commit the Partnership to agreements, transactions or other arrangements, or to hold itself out as an agent of the Partnership without the express authorization of the Management Committee. Except as specifically set forth in this Agreement or as provided by the Delaware Act, no Partner shall have any voting rights with respect to its Partnership Interest or any power to direct or cause the direction of management or policies of the Partnership. No Partner shall have any fiduciary or quasi-fiduciary duty to the Partnership or any other Partner pursuant to this Agreement and any standard of care or duty otherwise imposed on any Partner by this Agreement or under the Act or any Law shall be eliminated to the fullest extent permitted by Law and each Partner may vote or not vote, or grant or withhold approval, in such Partner’s sole discretion, with respect to any action on which it is entitled to vote or grant approval.

ARTICLE 6

INDEMNIFICATION; LIMITATIONS ON LIABILITY

6.1 Indemnification by the Partnership.

(a) The Partnership shall indemnify and hold harmless each Partner, the Management Committee representatives and alternates of each Partner and the officers of the Partnership (each individually, a “Partnership Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts actually and reasonably incurred by such Partnership Indemnitee and arising from any threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative or other, including any appeals to which a Partnership Indemnitee was or is a party or is threatened to be made a party (collectively, “Liabilities”), arising out of or incidental to the business of the Partnership or such Partnership Indemnitee’s status as a Partner, Management Committee representative or alternate of a Partner or an officer of the Partnership; provided, however, that the Partnership shall not indemnify and hold harmless any Partnership Indemnitee for any Liabilities which are due to actual fraud or willful misconduct of such Partnership Indemnitee.

(b) Rights of Partnership Indemnitee. Reasonable expenses incurred by a Partnership Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.1 shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by the Partner by or on behalf of such Partnership Indemnitee to repay such amounts if ultimately determined that such Partnership Indemnitee is not entitled to be indemnified as authorized in this Section 6.1. The indemnification provided by this Section 6.1 shall inure solely to the benefit of the Partnership Indemnitee and his heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

6.2 Indemnification by the Partners. Each Partner shall indemnify and hold harmless the Partnership, the other Partners and their respective Management Committee representatives and alternates and the officers of the Partnership (each individually, a “Partner Indemnitee”) for any and all Liabilities that result solely from the actual fraud or willful misconduct of such Partner, its Management Committee representatives and alternates or any officer of the Partnership employed by such Partner or its Affiliates.

6.3 Defense of Action. Promptly after receipt by a Partnership Indemnitee or a Partner Indemnitee (either an “Indemnified Party”) of a notice of any pending or threatened claim, demand action, suit, proceeding or investigation made or instituted by a Person other than another Indemnified Party (a “Third Party Action”), such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against a Person providing indemnification pursuant to Sections 6.1 or 6.2 (“Indemnifying Party”), give notice thereof to the Indemnifying Party. The Indemnifying Party, at its own expense may elect to assume the defense of any such Third Party Action through its own counsel on behalf of the Indemnified Party (with full right of subrogation to the Indemnified Party’s rights and defenses). The Indemnified Party may employ separate counsel in any such Third Party Action and participate in the defense thereof; but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Third Party Action on behalf of the Indemnified Party), it being understood, however, that the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Parties, and such fees shall be designated in writing by the Indemnified Parties. All fees and expenses for any such separate counsel shall be paid periodically as incurred. The Indemnifying Party shall not be liable for any settlement of any such Third Party Action effected without its consent unless the Indemnifying Party shall elect in writing not to assume the defense thereof or fails to prosecute diligently such defense and fails after written notice from the Indemnified Party to promptly remedy the same, in which case, the Indemnified Party, without waiving any rights to indemnification hereunder, may defend such Third Party Action and enter into any good faith settlement thereof without prior written consent from the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any such Third Party Action unless such settlement includes an unconditional release of the Indemnified Party from all Liabilities that are the subject of such Third Party Action. The Partners agree to cooperate in any defense or settlement of any such Third Party Action and to give each other reasonable access to all information relevant thereto. The Partners will similarly cooperate in the prosecution of any claim or lawsuit against any third party. If, after the Indemnifying Party elects to assume the defense of a Third Party Action, it is determined pursuant to the procedures described in Section 12.11 that the Indemnified Party is not entitled to indemnification with respect thereto, the Indemnifying Party shall discontinue the defense thereof, and if any fees or expenses for separate counsel to represent the Indemnified Party were paid by the Indemnifying Party, the Indemnified Party shall promptly reimburse the Indemnifying Party for the full amount thereof.

ARTICLE 7

OPERATION OF PARTNERSHIP

7.1 Operator. Subject to this Article 7, the Partners agree to appoint the Midstream Partner as the initial operator of the Partnership (the “Operator”) and the Midstream Partner accepts such appointment and agrees to act in such capacity. From time to time, the Management Committee may appoint a successor operator of the Partnership. The Operator shall be responsible for the day-to-day operation, maintenance and repair of the Partnership Assets and the managerial and administrative duties relating thereto. Subject to Section 5.4 and item 10 on Schedule 5.4, the Operator, in its sole discretion, may subcontract with another Person, including an Affiliate, to perform the activities required to comply with the responsibilities as Operator hereunder; provided any such subcontract shall not relieve the Operator of such responsibilities.

7.2 Expenses. The Operator shall be reimbursed on a monthly basis, or such other basis as the Operator may determine, for (a) all direct and indirect costs and expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Operator to perform services for the Partnership or for the Operator in the discharge of its duties in such capacity), and (b) all other costs and expenses allocable to the Partnership or otherwise incurred by the Operator in connection with operating the Partnership’s business (including the Partnership’s allocable share of general and administrative costs and expenses borne by the Operator and its Affiliates). The Operator shall maintain or cause to be maintained accurate records of such costs and expenses, and upon written request, the Operator shall permit any Partner to inspect, or shall provide such requesting Partner with a copy of such records. The amount for which the Operator shall be entitled to reimbursement from the Partnership for general and administrative expenses (including for the Storage Business) shall be as follows: (a) for calendar year 2011, $10,000,000, and (b) for periods after calendar year 2011, an amount mutually agreed upon by the Partnership and the Operator (each of (a) and (b), the “G&A Expenses”). If the Partnership makes any acquisitions of assets or businesses or the business of the Partnership otherwise expands prior to December 31, 2011, then G&A Expenses shall be reasonably increased in order to account for adjustments in the nature and extent of the general and administrative services provided by the Operator to the Partnership, which increase shall be made in a manner consistent with the Partnership’s past practices. Reimbursements pursuant to this Section 7.2 shall be in addition to any reimbursement due the Operator as a result of indemnification pursuant to Section 6.1.

7.3 Reimbursement for Insurance. The Partnership shall reimburse the Operator for all expenses it incurs or payment it makes on behalf of the Partnership for insurance, including (a) insurance coverage with respect to the Partnership; (b) insurance coverage with respect to claims related to fiduciary obligations of officers, directors, and control persons of the Partnership as and if applicable; and (c) insurance coverage with respect to claims under federal and state securities laws.

7.4 Accounts. The Management Committee shall establish and maintain one or more separate bank and investment accounts and arrangements for Partnership funds in the Partnership’s name with such financial institutions and firms it may determine. The Partnership may not commingle the Partnership’s funds with the funds of any other Person. All such accounts shall be and remain the property of the Partnership and all funds shall be received, held and disbursed for the purposes specified in this Agreement.

ARTICLE 8

TRANSFER OF INTERESTS

8.1 Restrictions on Transfer. The Partners agree as follows:

(a) Consent. Subject to Sections 8.1(b) and 8.1(c) and except as provided in Section 8.3(c), no Partner may at any time sell, assign, transfer, convey, merge, consolidate, reorganize or otherwise dispose of all or any part of such Partner’s Interest without the express written consent of the other Partners, which consent may be granted or withheld by any such other Partners in its absolute discretion; provided, however, that subject to Sections 8.1(b) and 8.1(c), and upon notice to the other Partners, any Partner may transfer (an “Internal Transfer”) its respective Interest to (i) one or more Persons wholly owned directly or indirectly by the ultimate parent of such Partner or (ii) any of the other Partners (each, an “Internal Transferee”), in each case without the consent of the other Partners, and such Internal Transferee shall be admitted as a Partner.

(b) Certain Prohibited Transfers. No Partner shall transfer all or any part of its Interest if such transfer (i) (either considered alone or in the aggregate with prior transfers by the same Partner or any other Partners) would result in the termination of the Partnership for federal income tax purposes; (ii) would result in violation of the Delaware Act or any other applicable Laws; or (iii) would result in a default under or termination of an existing financial agreement to which the Partnership is a party or acceleration of debt thereunder.

(c) Defaulting Partners. No Defaulting Partner may transfer its Interest except (i) as expressly provided under Article 8, and (ii) with the consent of the Nondefaulting Partners.

(d) Effect of Prohibited Transfers. Any offer or purported transfer of a Partner’s Interest in violation of the terms of this Agreement shall be void.

8.2 Possible Additional Restrictions on Transfer. Notwithstanding anything to the contrary contained in this Agreement, in the event of (i) the enactment (or imminent enactment) of any legislation, (ii) the publication of any temporary or final Regulations, (iii) any ruling by the Internal Revenue Service or (iv) any judicial decision that in any such case, in the opinion of counsel, would result in the taxation of the Partnership for federal income tax purposes as a corporation or would otherwise subject the Partnership to being taxed as an entity other than a partnership for federal income tax purposes, this Agreement shall be deemed to impose such restrictions on the transfer of a Partner’s Interest as may be required, in the opinion of counsel to the Partnership, to prevent the Partnership from being taxed as a corporation or otherwise being taxed as an entity other than a partnership for federal income tax purposes, and the Partners thereafter shall amend this Agreement as necessary or appropriate to impose such restrictions.

8.3 Right of First Offer. The Partners agree as follows:

(a) Initial Offer to Partners. If a Partner (the “Selling Partner”) desires to sell or otherwise transfer all or a portion of its Interest (the “Marketed Interest”) other than pursuant to an Internal Transfer, such Selling Partner shall submit to each of the other Partners (the “Non-Selling Partners”) a good faith offer (a “Sale Offer”), which Sale Offer shall include a form of acquisition agreement that specifies the form and amount of consideration to be received and the other material terms on which the Selling Partner proposes to sell the Marketed Interest. Upon receipt of a Sale Offer, a Non-Selling Partner interested in purchasing all of such Marketed Interest shall deliver written notice (a “Purchase Notice”) to the Selling Partner within 20 days of receipt of such Sale Offer (the “Notice Period”).

Upon the expiration of such Notice Period, the Selling Partner and any Non-Selling Partners that have timely delivered a Purchase Notice to the Selling Partner shall have 45 days (the “Negotiation Period”) to negotiate and enter into a definitive agreement pursuant to which such Non-Selling Partner(s) will acquire the Marketed Interest. If the parties enter into a definitive agreement within such Negotiation Period, the Non-Selling Partner shall acquire the Marketed Interest pursuant to the terms of such definitive agreement. The closing under any such definitive agreement may occur after the expiration of such Negotiation Period. If more than one Non-Selling Partner delivers a Purchase Notice to the Selling Partner, each such Non-Selling Partner shall be entitled to acquire a pro rata portion of the Marketed Interest determined by dividing such Non-Selling Partner’s Percentage Interest by the aggregate Percentage Interests of all of the Non-Selling Partners that delivered a Purchase Notice.

(b) Negotiation with Third Party. If (i) no Non-Selling Partner delivers a Purchase Notice to the Selling Partner prior to the expiration of the Notice Period, (ii) the Non-Selling Partner(s) and the Selling Partner are unable to enter into a definitive agreement prior to the expiration of the Negotiation Period, or (iii) a definitive agreement is timely entered into but is subsequently terminated prior to closing, then the Selling Partner shall have 120 days to market, offer, negotiate and consummate the sale of the Marketed Interest to a third party; provided, however, the Selling Partner may not consummate any such sale to a third party unless (i) the acquisition consideration to be paid by such third party is at least equal in value to the consideration set forth in the Sale Offer and (ii) the other terms and provisions of such sale are not materially more favorable to such third party than the terms and provisions contained in the Sale Offer. If the Selling Partner is unable to consummate the sale of the Marketed Interest to a third party within in the 120-day period referred to in the immediately preceding sentence, such Selling Partner must make another Sale Offer to each of the Non-Selling Partners, as provided in Section 8.3(a), and otherwise comply with the provisions of this Section 8.3 in order to sell such Marketed Interest.

(c) Applicability of Transfer Restrictions. All transfers pursuant to this Section 8.3 must comply with the restrictions on transfers set forth in Sections 8.1 and 8.2, except that a transfer to a third party after compliance with this Section 8.3 shall not require the consent of the Non-Selling Partners.

8.4 Substituted Partners. As of the effectiveness of any transfer of an Interest permitted under this Agreement, (i) any transferee acquiring the Interest of a Partner shall be deemed admitted as a substituted Partner with respect to the Interest transferred, and (ii) such substituted Partner shall be entitled to the rights and powers and subject to the restrictions and liabilities of the transferring Partner with respect to the Interest so acquired. No purported transfer of an Interest in violation of the terms of this Agreement (including any transfer occurring by operation of Law) shall vest the purported transferee with any rights, powers or privileges hereunder, and no such purported transferee shall be deemed a Partner hereunder for any purposes or have any right to vote or consent with respect to Partnership matters, to inspect Partnership records, to maintain derivative proceedings, to maintain any action for an accounting or to exercise any other rights of a Partner hereunder or under the Delaware Act.

8.5 Documentation; Validity of Transfer. No purported transfer of a Partner’s Interest shall be effective as to the Partnership or the other Partners unless and until the applicable provisions of Sections 8.1, 8.2 and 8.3 have been satisfied and such other Partners have received a document in a form acceptable to such other Partners executed by both the transferring Partner (or its legal representative) and the transferee. Such document shall include: (i) the notice address of the transferee and such transferee’s express agreement to be bound by all the terms and conditions of this Agreement with respect to the Interest being transferred; (ii) the Interests of the transferring Partner and the transferee after the transfer; and (iii) representations and warranties from both the transferring Partner and the transferee that the transfer was made in accordance with all applicable Laws and the terms and conditions of this Agreement. Each transfer shall be effective against the Partnership and the other Partners as of the first Business Day of the calendar month immediately succeeding the Partnership’s receipt of the document required by this Section 8.5, and the applicable requirements of Section 8.1, 8.2 and 8.3 have been met.

ARTICLE 9

DEFAULT AND WITHDRAWAL

9.1 Events of Default. If any of the following events occur:

(a) the Bankruptcy, insolvency, dissolution, liquidation, death, retirement, resignation, termination, expulsion of a Partner or the occurrence of any other event under the Delaware Act which terminates the continued status as a partner of a Partner in the Partnership;

(b) all or any part of the Interest of Partner is seized by a creditor of such Partner, and the same is not released from seizure or bonded out within 30 days from the date of the notice of seizure;

(c) a Partner (i) fails to provide any Capital Contribution requested by a Partner pursuant to Section 5.4(c) or as otherwise required by Article 3, (ii) fails to indemnify or reimburse the other Partners for the liabilities and obligations as set forth in this Agreement, or (iii) fails to perform or fulfill when due any other material financial or monetary obligation imposed on such Partner in this Agreement and, in each case, such failure continues for 15 days or such shorter period as may be specified for a Default under such agreement relating to borrowed money (each of the foregoing, a “Monetary Default”);

(d) a Partner Defaults or otherwise fails to perform or fulfill any material covenant, provision or obligation (other than financial or monetary obligations, which are covered in Section 9.1(c)) under this Agreement or any agreement relating to borrowed money to which the Partnership is a party and such failure continues for 30 days or such shorter period as may be specified for a Default under such agreement relating to borrowed money; or

(e) a Partner transfers or attempts to transfer all or any portion of its Interest in the Partnership other than in accordance with the terms of this Agreement;

then a “Default” hereunder shall be deemed to have occurred. The Partner with respect to which one or more events of Default has occurred shall be referred to as the “Defaulting Partner”, and the other Partners shall be referred to as the “Nondefaulting Partners.”

9.2 Consequence of a Default. The Partners agree that upon the occurrence of a Default, the rights of the Nondefaulting Partners and Defaulting Partner shall be as follows:

(a) Suspension of Certain Rights Upon Monetary Default. Notwithstanding anything in this Agreement to the contrary, no distribution shall be made to any Defaulting Partner who is in Monetary Default, and the voting rights under this Agreement of any Defaulting Partner who is in Monetary Default shall be transferred to the Nondefaulting Partners. So long as any Monetary Default is continuing, the Defaulting Partner assigns to the Nondefaulting Partners (i) its rights to receive any and all distributions under this Agreement, and such distributions shall be payable to the Nondefaulting Partners as reimbursements for losses, damages, costs and expense resulting directly or indirectly from such Monetary Default and (ii) its voting rights under this Agreement. If the Defaulting Partner shall dispute whether an event of Default has occurred, or the amount of the loss, damage, cost or expense incurred by the Nondefaulting Partner as a consequence of a Monetary Default, the matter shall be submitted promptly to the dispute resolution procedure provided for in Section 12.11 hereof.

(b) Options of Nondefaulting Partners Upon Any Event of Default. The Nondefaulting Partners may, but are not obligated to, take one or more of the following actions upon the occurrence of a Default:

(i) cure the Default (including, if applicable, by making a cover payment) and cause the cost of such cure to be charged against a special loan account established for the Defaulting Partner until the entire amount of such costs plus interest on the unpaid balance in accordance with Section 3.2(a) shall have been paid or reimbursed to the Nondefaulting Partners from any subsequent distributions made pursuant to this Agreement to which the Defaulting Partner would otherwise have been entitled, which amounts shall be paid first as interest and then principal, until the cost is paid in full; or

(ii) exercise any other rights and remedies available at law or in equity, subject to Section 12.11.

9.3 No Voluntary Withdrawal. A notice by a Partner that it has Withdrawn from the Partnership shall be in breach of this agreement and shall be deemed to effect a wrongful Withdrawal.

9.4 Deemed Withdrawal. A Partner shall be deemed to have Withdrawn from the Partnership immediately, without any further action on the part of such Partner or the Partnership, only on the occurrence of any event (i) that makes it unlawful for the Partner to continue to be a Partner in the Partnership, (ii) that makes it unlawful for the Partnership to carry on the business of the Partnership with that Partner or (iii) specified in Section 15-601(6) of the Delaware Act. A Partner shall not be deemed to have Withdrawn from the Partnership for any events not specified in Section 9.3 or this Section 9.4.

9.5 Effect of Withdrawal. If a Partner Withdraws as contemplated in Section 9.3. or is deemed to have Withdrawn under Section 9.4 (a “Withdrawn Partner”), then the following provisions shall apply in connection with such Withdrawal, notwithstanding the provisions of the Delaware Act:

(a) The Withdrawn Partner shall cease to be a Partner for all purposes immediately upon the occurrence of the applicable Withdrawal event.

(b) The Withdrawn Partner shall not be entitled to receive any distributions from the Partnership except as set forth in Section 9.5(f), and the Withdrawn Partner shall not be entitled to exercise any voting or consent rights with respect to Partnership matters or to receive any further information from the Partnership.

(c) The Withdrawn Partner must pay to the Partnership all amounts it owes to the Partnership.

(d) The Withdrawn Partner shall remain obligated for all liabilities it may have under this Agreement with respect to the Partnership that accrue with respect to the period prior to the Withdrawal.

(e) Upon the occurrence of the applicable Withdrawal event or deemed Withdrawal, (i) all of the Partnership Interest held by such Withdrawn Partner (the “Forfeited Interest”) shall automatically, without any further action on the part of the Withdrawn Partner or the Partnership, be redeemed, forfeited, surrendered and transferred to the Partnership for no consideration (except as otherwise provided in Section 9.5(f)), (ii) such Withdrawn Partner shall not be entitled to any rights with respect to the Forfeited Interest, and (iii) any representative of the Management Committee previously designated by such Withdrawn Partner shall be deemed to be removed. If a Partner Withdraws as contemplated in Section 9.3, then such Withdrawn Partner’s Capital Account shall be allocated among the remaining Partners in the proportion that each Partner’s Percentage Interest (at the time of such allocation) bears to the total Percentage Interest of all remaining Partners, or in such other proportion as the remaining Partners may unanimously agree.

(f) If a Partner is deemed to be a Withdrawn Partner pursuant to Section 9.4, then the former Capital Account balance of the Withdrawn Partner shall be recorded as a contingent obligation of the Partnership, and not as a Capital Account, and such former Capital Account balance shall be paid by the Partnership to such Withdrawn Partner solely out of 25% of the future distributions (if any) that would have been made by the Partnership to the Withdrawn Partner if the Forfeited Interest remained outstanding after the date of such Withdrawal; provided, that any amounts owed to the Partnership by such Withdrawn Partner may be deducted from any such distributions. The rights of a Withdrawn Partner under this Section 9.5(f) shall (i) be subordinate to the rights of any other creditor of the Partnership, (ii) not include any right on the part of the Withdrawn Partner to receive any interest or other amounts with respect thereto; (iii) not require the Partnership to make any distribution (the Withdrawing Partner’s rights under this Section 9.5(f) being limited to receiving such portion of distributions as the Management Committee may, in its sole discretion, decide to cause the Partnership to make); (iv) not require any Partner to make a Capital Contribution or a loan to permit the Partnership to make a distribution or otherwise to pay the Withdrawing Partner; and (v) not be treated as a liability of the Partnership for purposes of Section 10.2. Any portion of such Withdrawn Partner’s former Capital Account in excess of amounts paid to it under this Section 9.5(f) shall be allocated among the remaining Partners in proportion to each Partner’s Percentage Interest or as the remaining Partners otherwise unanimously agree.

ARTICLE 10

DISSOLUTION AND LIQUIDATION

10.1 Dissolution. The Partnership shall be dissolved upon the earliest to occur of the following:

(a) all or substantially all of the Partnership’s assets and properties have been sold and reduced to cash;

(b) the written consent of each Partner;

(c) entry of a decree of judicial dissolution of the Partnership under Section 15-801 of the Delaware Act; or

(d) an event that makes it unlawful for all or substantially all of the business or affairs of the Partnership to be carried on.

The Partners expressly recognize the right of the Partnership to continue in existence upon the occurrence of a Default specified in Section 9.1(a) unless the Nondefaulting Partners elect to dissolve the Partnership pursuant to this Section 10.1. Each Partner irrevocably waives any right it may have to maintain any action for dissolution of the Partnership or for partition of the property of the Partnership.

10.2 Liquidation. The Partners agree as follows:

(a) Procedures. Upon dissolution of the Partnership, the Management Committee, or if there are no remaining Management Committee representatives, such Person as is designated by the Partners (the remaining Management Committee or such Person being herein refereed to as the “Liquidator”) shall proceed to wind up the business and affairs of the Partnership in accordance with the terms hereof and the requirements of the Delaware Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Partnership Assets. This Agreement shall remain in full force and effect during the period of winding up.

(b) Distributions. In connection with the winding up of the Partnership, the Partnership Assets or proceeds thereof shall be distributed as follows:

(i) To creditors, including Partners who are creditors, to the extent otherwise permitted by Law, in satisfaction of the liabilities of the Partnership (whether by payment or the making of reasonable provision for the payment thereof); and

(ii) all remaining Partnership Assets shall be distributed to the Partners as follows:

(A) the Liquidator may sell any or all Partnership Assets to any Person, including to one or more Partners (other than any Partner in Default at the time of dissolution), and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Partners in accordance with Article 4;

(B) with respect to all Partnership Assets that have not been sold, the fair market value of such Partnership Assets (as determined by the Liquidator using any method of valuation as it, using its best judgment, deems reasonable) shall be determined and the Capital Accounts of the Partners shall be adjusted in accordance with Article 4 to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such Partnership Assets that have not been reflected in the Capital Accounts previously would be allocated among the Partners if there were a taxable disposition of such Partnership Assets for their fair market value on the date of distribution;

(C) Partnership Assets shall be distributed among the Partners ratably in proportion to each Partner’s positive Capital Account balances, as determined after taking into account all Capital Account adjustments for the taxable year of the Partnership during which the liquidation of the Partnership occurs (other than those made by reason of this clause (C)); and in each case, those distributions shall be made by the end of the taxable year of the Partnership during which the liquidation of the Partnership occurs (or, if later, 90 days after the date of the liquidation); and

(D) All distributions in kind to the Partners shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Partnership has committed prior to the date of termination and those costs, expenses and liabilities shall be allocated to the distributee pursuant to this Section 10.2(b)(ii). This distribution of Partnership Assets to a Partner in accordance with the provisions of this Section 10.2(b)(ii) constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Interest in and to all the Partnership Assets.

(c) Capital Account Deficits; Termination. To the extent that any Partner has a deficit in its Capital Account, upon dissolution of the Partnership, such deficit shall not be an asset of the Partnership and such Partners shall not be obligated to contribute any amounts to the Partnership to bring the balance of such Partner’s Capital Account to zero. Following the completion of the winding up of the affairs of the Partnership and the distribution of Partnership Assets, the Partnership shall be deemed terminated and the Liquidator shall file a statement of dissolution in the Office of the Secretary of State of Delaware as required by the Delaware Act.

(d) It is intended that the amount to be distributed to each Partner pursuant to Section 10.2(b) (the “Liquidating Distribution”) would equal the amount such Partner would receive if liquidation proceeds were instead distributed in accordance with the provisions set forth in Section 4.3 (the “Targeted Distribution Amounts”). Notwithstanding any provision of this Agreement to the contrary, if any Partner’s ending Capital Account balance immediately prior to the Liquidating Distribution otherwise would be less than the balance required to ensure that such Partner receives its Targeted Distribution Amount, then, for such Fiscal Year of liquidation and dissolution, such Partner shall be specially allocated items of Income or gain for such current year, and items of Loss or deduction for such current years shall be specially allocated to the other Partners, until such Partner’s Liquidating Distribution would be equal (or, if not equal to, be as close as possible) to the Targeted Distribution Amount for such Partner.

ARTICLE 11

FINANCIAL MATTERS

11.1 Books and Records. The Partnership shall maintain or cause to be maintained accurate and complete books and records, on the accrual basis, in accordance with GAAP (which, having been adopted, shall not be changed without the prior written consent of the Partners), showing all costs, expenditures, sales, receipts, assets, liabilities, profits and losses and all other records necessary, convenient or incidental to recording the Partnership’s business and affairs; provided, however, that the Partner’s Capital Accounts shall be maintained in accordance with Article 3, and the books and records will include sufficient information to identify capital expenditures split between growth and maintenance capital (maintenance capital defined as cash expenditures which add to or improve capital assets owned or acquired or construct new capital assets if such expenditures are made to maintain, including over the long term, the operating capacity or revenues). All of such books and records of the Partnership shall be open to inspection by each Partner or its designated representative at the inspecting Partner’s expense at a reasonable time during business hours and shall be audited every year by a joint audit team consisting of representatives from each Partner. Each Partner shall be responsible for all costs incurred by or associated with its respective representatives on such joint audit team.

11.2 Financial Reports; Budget.

(a) No later than 25 days following the last day of each month, the Partnership shall cause each Partner to be furnished with an unaudited balance sheet and income statement as of the end of such month, prepared in accordance with normal month-end closing procedures. No later than 25 days following the last day of each calendar quarter, the Partnership shall cause each Partner to be furnished with a balance sheet, an income statement and a statement of cash flows for, or as of the end of such calendar quarter. The Management Committee shall cause each Partner to be furnished with audited financial statements no later than 60 days following the last day of each fiscal year, including a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Partner’s GAAP Capital Account as of the end of the immediately preceding Fiscal Year. The Management Committee also may cause to be prepared or delivered such other reports as it may deem in its sole judgment, appropriate. The Partnership shall bear the costs of the preparation of the reports and financial statements referred to in this Section 11.2(a).

(b) Upon request of a Partner, the Partnership will prepare and deliver to any such Partner or its Parent all of such additional financial statements, notes thereto and additional financial information not prepared pursuant to Section 11.2(a) above as may be required in order for such Partner or Parent to comply with its reporting requirements under (i) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and (iii) any national securities exchange or automated quotation system, in each case, on a timely basis. All of such financial statements must be prepared in accordance with GAAP and, upon the request of a Partner, be audited or reviewed by independent public accountants. The requesting Partner shall bear the incremental costs of the preparation of the reports and financial statements for and by the independent public accountants.

(c) Prior to the beginning of each fiscal year, the Partnership shall prepare and submit to the Management Committee for approval by unanimous vote a business plan for the upcoming fiscal year, including capital and operating expense budgets and operating income projections; provided, that the unanimous vote of the Management Committee shall not be required for the Partnership with respect to items not covered by such business plan unless otherwise required by Schedule 5.4.

11.3 Accounts. The Partnership shall establish and maintain one or more separate bank and investment accounts and arrangements for Partnership funds in the Partnership’s name with such financial institutions and firms as the Management Committee may determine. The Partnership may not commingle the Partnership’s funds with the funds of any other Person. All such accounts shall be and remain the property of the Partnership and all funds received, held and disbursed for the purposes specified in this Agreement.

11.4 Tax Matters. The Partners agree as follows:

(a) Tax Matters Partner. The Midstream Partner shall be designated as the “Tax Matters Partner” pursuant to section 6231(a)(7) of the Code and the Regulations promulgated thereunder. The Tax Matters Partner shall be responsible for all tax compliance and audit functions related to federal, state and local tax returns of the Partnership. The Tax Matters Partner is specifically directed and authorized to take whatever steps such Partner, in its discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may be from time to time required. The Tax Matters Partner shall not be liable to the Partnership or the Partners for act or omission taken or suffered by it in its capacity as Tax Matters Partner in good faith in the belief that such act or omission is in accordance with the directions of the Management Committee; provided that such act or omission is not in willful violation of this Agreement and does not constitute fraud or a willful violation of any Laws.

(b) Tax Information. Upon written request of the Tax Matters Partner, the Partnership and each Partner shall furnish to the Tax Matters Partner, all pertinent information in its possession relating to the Partnership operations that is necessary to enable the Tax Matters Partner to file all federal, state and local tax returns of the Partnership in a manner to meet all applicable tax filing deadlines.

(c) Tax Elections. The Partnership shall make the following elections on the appropriate tax returns:

(i)	to adopt the accrual method of accounting;

(ii)	an election pursuant to section 754 of the Code; and

(iii)	any other election that a Majority may deem appropriate.

It is the expressed intention of the Partners hereunder to be treated as a partnership for federal and state tax purposes. Neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of the subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

(d) Notices. The Tax Matters Partner shall take such action as may be necessary to cause each Partner to become a “notice partner” within the meaning of section 6223 of the Code and shall inform each Partner of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the tenth Business Day after becoming aware thereof and, within that time, shall forward to each Partner copies of all significant written communications it may receive in that capacity. The Tax Matters Partner may not take any action contemplated by sections 6222 and 6232 of the Code without the consent of a Majority.

(e) Filing of Returns. The Tax Matters Partner shall file all tax returns in a timely manner, provide all Partners, upon request, access to accounting and tax information and schedules as shall be necessary for the preparation of such Partner of its income tax returns and such Partner’s tax information reporting requirements, provide all Partners with a draft of the return for their review and comment and provide all Partners with a final return for the preparation for their federal and state returns in a manner to meet all applicable tax filing deadlines.

ARTICLE 12

MISCELLANEOUS

12.1 Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered on the date of receipt if (a) delivered personally; (b) telecopied or telexed with transmission confirmation; (c) mailed by registered or certified mail return receipt request; or (d) delivered by a recognized commercial courier to the Partner as follows (or such other address as any Partner shall have last designated by written notice to the other Partners):

If to the Partnership, notices shall be made to the Midstream Partner so long as it remains the Operator (and then to the successor Operator):

DCP Southeast Texas, LLC

370 17th Street, Suite 2500

Denver, Colorado 80202

Fax: 303-605-2226

Phone: 303-595-1730

Attention: Group Vice President, General Counsel and Corporate Secretary

If to the Midstream Partner:

DCP Southeast Texas, LLC

370 17th Street, Suite 2500

Denver, Colorado 80202

Fax: 303-605-2226

Phone: 303-595-1730

Attention: Group Vice President, General Counsel and Corporate Secretary

If to GSRH:

Gas Supply Resource Holdings, Inc.

370 17th Street, Suite 2500

Denver, Colorado 80202

Fax: 303-605-2226

Phone: 303-595-1730

Attention: Group Vice President, General Counsel and Corporate Secretary

If to the MLP Partner:

DCP Partners SE Texas LLC

370 17th Street, Suite 2775

Denver, Colorado 80202

Telephone: (303) 633-2900

Facsimile: (303) 633-2921

Attention: President; and with a copy to General Counsel

12.2 Amendment. This Agreement, including this Section 12.2 and the Schedules hereto, shall not be amended or modified except by an instrument in writing signed by or on behalf of all of the Partners.

12.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware as applied to contracts made and performed within the State of Delaware, without regard to principles of conflict of Laws.

12.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors and permitted assigns.

12.5 No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not party to this Agreement, except (i) the Partnership Indemnitees and Partner Indemnitees are third party beneficiaries to Article 6 of this Agreement and their rights are subject to the terms of such Article 6 and (ii) as provided in Section 11.2(b).

12.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.7 Invalidity. If any of the provisions of this Agreement, including the Schedules, is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held invalid or unenforceable, the Partners shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.

12.8 Entire Agreement. This Agreement, including the Schedules, contains the entire agreement among the Partners hereto with respect to the subject matter hereof and all prior or contemporaneous understandings and agreements shall merge herein. There are no additional terms, whether consistent or inconsistent, oral or written, which are intended to be part of the Partners’ understandings that have not been incorporated into this Agreement or the Schedules.

12.9 Expenses. Except as the Partners may otherwise agree or as otherwise provided herein, each Partner shall bear its respective fees, costs and expenses in connection with this Agreement and the transactions contemplated hereby.

12.10 Waiver. No waiver by any Partner, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such Partner’s right at any other time or a waiver of such Partner’s rights under any other provision of this Agreement unless it is made in writing and signed by the President or a Vice President of the Partner waiving the condition. No failure by any Partner hereto to take any action with respect to any breach of this Agreement or Default by another Partner shall constitute a waiver for the former Partner’s right to enforce any provision of this Agreement or to take action with respect to such breach or Default or any subsequent breach or Default by such later Partner.

12.11 Dispute Resolution and Arbitration.

(a) Negotiation. In the event of any Arbitral Dispute, the Partners shall promptly seek to resolve any such Arbitral Dispute by negotiations between senior executives of the Partners who have authority to settle the Arbitral Dispute. When a Partner believes there is an Arbitral Dispute under this Agreement that Partner will give the other Partners written notice of the Arbitral Dispute. Within 15 days after receipt of such notice, the receiving Partner shall submit a written response. Both the notice and response shall include (i) a statement of each Partner’s position and a summary of the evidence and arguments supporting such position, and (ii) the name, title, fax number, and telephone number of the executive or executives who will represent that Partner. If the Arbitral Dispute involves a claim arising out of the actions of any Person not a Partner or an Affiliate, or an employee or agent of a Partner or an Affiliate for purposes of this Agreement, the receiving Partner shall have such additional time as necessary, not to exceed an additional 30 days, to investigate the Arbitral Dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place within 15 days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Arbitral Dispute. If one of the executives intends to be accompanied at a meeting by an attorney, the other executives shall be given at least 5 Business Days’ notice of such intention and may also be accompanied by an attorney.

(b) Failure to Resolve. If the Arbitral Dispute has not been resolved within 60 days after the date of the response given pursuant to Section 12.11(a) above, or such additional time, if any, that the Partners mutually agree to in writing, or if a Partner receiving such notice denies the applicability of the provisions of Section 12.11(a) or otherwise refuses to participate under the provisions of Section 12.11(a), either Partner may initiate binding arbitration pursuant to the provisions of Section 12.11(c) below.

(c) Arbitration. Any Arbitral Disputes not settled pursuant to the foregoing provisions shall be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“Arbitration Rules”), as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code) and in accordance with the following provisions:

(i) If there is any inconsistency between this Section 12.11(c) and the Arbitration Rules or the Federal Arbitration Act, the terms of this Section 12.11(c) will control the rights and obligations of the Partners.

(ii) Arbitration shall be initiated by a Partner serving written notice, via certified mail, on the other Partner(s) that the first Partner elects to refer the Arbitral Dispute to binding arbitration before a neutral panel of 3 arbitrators having expertise in the matters in controversy, along with a statement of the matter in controversy. Within 15 days after receipt of such demand for arbitration, the receiving Partner(s) shall submit its response to the other Partner along with a statement of any further matters in controversy. The Partners will then have 15 days to submit responses concerning any additional matters in controversy identified by the receiving Partner(s). If the Partners are not able to agree on three arbitrators within 30 days of such 15 day period, any of the Partners involved in the Arbitral Dispute may request the Chief U.S. District Court Judge for the District of Colorado, or such other person designated by such judge, to select one or more arbitrators as soon as possible. If the Judge declines to appoint an arbitrator, appointment shall be made, upon application of any Partner involved in the Arbitral Dispute, pursuant to the Arbitration Rules. If any arbitrator refuses or fails to fulfill his or her duties hereunder, such arbitrator shall be replaced through the foregoing procedures.

(iii) The Partners each agree to submit to the arbitrators its respective desired outcome and request for award, together with any supporting data that was used in developing its outcome and request, no later than 30 days following the selection of the arbitrators. The arbitrators shall be required to select one Partner’s desired outcome and requested award and the arbitrators shall have no right or authority to alter the desired outcome and requested award selected.

(iv) The hearing will be conducted in Denver, Colorado, no later than 30 days after the Partners have submitted their desired outcomes and requests for award to the arbitrators. At the hearing the Partners shall present such evidence and witnesses as they may choose, with or without counsel. The Partners and the arbitrators should proceed diligently and in good faith in order that the award may be made as promptly as possible.

(v) Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Partners. Any such decision may be filed in any court of competent jurisdiction and may be enforced by any Partner as a final judgment in such court.

(vi) The arbitrators shall have no right or authority to grant or award exemplary, punitive, remote, speculative, consequential, special or incidental damages.

(vii) Pre-hearing discovery shall be limited to a reasonable exchange of documents between the Partners, within the maximum number of documents specified by the arbitrators, and shall not include depositions of any Person nor the use of subpoenas to compel testimony. The arbitrators may take a Partner’s cooperation or lack of cooperation in furnishing information to the arbitrators and the other Partner into account in reaching their decision. Except as provided within this subsection, the Federal Rules of Civil Procedure, as modified or supplemented by the local rules of civil procedure for the U.S. District Court of Colorado, shall apply in the arbitration.

(viii) Adherence to formal rules of evidence shall not be required. The arbitrators shall consider any evidence and testimony that they determine to be relevant.

(ix) The Partners hereby request that the arbitrators render their decision within 15 days following conclusion of the hearing.

(x) The defenses of statute of limitations and laches shall be tolled from and after the date a Partner gives the other Partner written notice of an Arbitral Dispute as provided in Section 12.11(a) above until such time as the Arbitral Dispute has been resolved pursuant to Section 12.11(a), or an arbitration award has been entered pursuant to this Section 12.11(c).

(d) Recovery of Costs and Attorneys’ Fees. If arbitration arising out of this Agreement is initiated by either Partner, the decision of the arbitrators may include the award of court costs, fees and expenses of such arbitration (including reasonable attorneys’ fees).

(e) Choice of Forum. If, despite the Partners’ agreement to submit any Arbitral Disputes to binding arbitration, there are any court proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, such proceedings shall be brought and tried in, and the Partners hereby consent to the jurisdiction of, the federal or state courts situated in the City and County of Denver, State of Colorado.

(f) Jury Waivers. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY.

(g) Settlement Proceedings. All aspects of any settlement proceedings, including discovery, testimony and other evidence, negotiations and communications pursuant to this Section 12.11, briefs and the award shall be held confidential by each Partner and the arbitrators, and shall be treated as compromise and settlement negotiations for the purposes of the Federal and State Rules of Evidence.

12.12 Disclosure. Each Partner is acquiring its Interest in the Partnership based upon its own independent investigation, and the exercise by such Partner of its rights and the performance of its obligations under this Agreement are based upon its own investigation, analysis and expertise. Each Partner’s acquisition of its Interest in the Partnership is being made for its own account for investment, and not with a view to the sale or distribution thereof. Each Partner understands and acknowledges that its Partnership Interest is not a security and the sale of such Partnership Interest has not been registered under any state or federal securities laws. In addition, each Partner understands that its Partnership Interest is subject to restrictions on transferability in this Agreement that will make it difficult for such Partner to transfer its Partnership Interests.

12.13 Brokers and Finder. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of any Partner in such manner as to give rise to any valid claim against any Partner for any brokerage or finder’s commission, fee or similar compensation.

12.14 Further Assurances. The Partners shall provide to each other such information with respect to the transactions contemplated hereby as may be reasonably requested and shall execute and deliver to each other such further documents and take such further action as may be reasonably contemplated herein.

12.15 Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provision hereof.

12.16 Waiver of Certain Damages. Each of the Partners (individually, and on behalf of the Partnership) waives any right to recover any damages, including consequential or punitive damages, in excess of actual damages from any other Partner or the Partnership in connection with a Default under this Agreement.

IN WITNESS WHEREOF, the Partners hereto have executed this Agreement to be effective as of the date first written herein.

DCP SOUTHEAST TEXAS, LLC
By DCP Midstream, LLC
Its Sole Member

By:	/s/ Wouter T. van Kempen

Name:	Wouter T. van Kempen
Title:	President, Midcontinent Business Unit
and Chief Development Officer

GAS SUPPLY RESOURCES HOLDINGS, INC.

By:	/s/ Wouter T. van Kempen

Name:	Wouter T. van Kempen
Title:	President, Midcontinent Business Unit
and Chief Development Officer

DCP PARTNERS SE TEXAS LLC

By:	/s/ Donald A. Baldridge

Name:	Donald A. Baldridge
Title:	Vice President, Business Development

Amended and Restated General Partnership Agreement

of DCP Southeast Texas Holdings, GP

SCHEDULE 3.1

to that

AMENDED AND RESTATED

GENERAL PARTNERSHIP AGREEMENT

OF DCP SOUTHEAST TEXAS HOLDINGS, GP

DATED JANUARY 1, 2011

BETWEEN

DCP SOUTHEAST TEXAS LLC,

GAS SUPPLY RESOURCES HOLDINGS, INC.

AND

DCP PARTNERS SE TEXAS LLC

Partner	Percentage Interest

DCP Southeast Texas, LLC	66.66%

Gas Supply Resources Holdings, Inc.	0.01%

DCP Partners SE Texas LLC	33.33%

Schedule 3.1-Page 1

SCHEDULE 5.4

to that

AMENDED AND RESTATED

GENERAL PARTNERSHIP AGREEMENT

OF DCP SOUTHEAST TEXAS HOLDINGS, GP

DATED JANUARY 1, 2011

BETWEEN

DCP SOUTHEAST TEXAS LLC,

GAS SUPPLY RESOURCES HOLDINGS, INC.

AND

DCP PARTNERS SE TEXAS LLC

Pursuant to Section 5.4(b), the following is a list of matters requiring unanimous vote of the Management Committee for approval:

1.	The sale, assignment, transfer, lease or other disposition of all or any portion of the Partnership Assets for consideration in excess of $20,000,000 in the aggregate.

2.	The purchase or other acquisition of any asset or business of, any equity interest in, or any investment in, any Person for consideration in excess of $20,000,000 in the aggregate.

3.	The Partnership canceling, compromising, waiving, releasing or settling of any right, claim or lawsuit for an amount in excess of $20,000,000.

4.	The undertaking by the Partnership of any capital project in excess of $20,000,000, other than (a) reasonable capital expenditures in connection with any emergency or force majeure events or (b) as contemplated by the capital budget prepared and approved in accordance with the provisions of Section 11.2.

5.	The issuance, incurrence, guarantee or assumption of any indebtedness or letter of credit by the Partnership except guaranties and letters of credit of ordinary course of business contracts, and indebtedness and letters of credit necessary for the day-to-day operation, maintenance and repair of the Partnership Assets.

6.	The issuance or sale of any equity interest of the Partnership or any option, warrant or other security convertible into or exercisable for any equity interests of the Partnership.

7.	The redemption, repurchase or other acquisition of any equity interest of the Partnership.

8.	The Partnership making any distributions (whether in cash or otherwise) with respect to the Partnership Interests (except as provided in Section 4.3).

Schedule 5.4-Page 1

9.	The Partnership entering into, amending, terminated, canceling or renewing any material contracts outside the ordinary course of business.

10.	The Partnership engaging in any transaction with an Affiliate of the Partnership; provided, that the foregoing shall not apply to transactions or contracts in effect on the date of this Agreement, or ordinary course of business transactions on commercially reasonable terms for the provision of natural gas or natural gas liquids gathering, processing, treating, compressing, storing, transporting, terminaling, trading or marketing services or for the purchase of power, natural gas or natural gas liquids for fuel or system requirements.

11.	The Partnership merging or consolidating with another Person.

12.	The Partnership making any loan to any Person (other than extensions of credit to customers in the ordinary course of business and inter-Partnership loans under DCP Midstream, LLC’s cash management system).

13.	A call for capital contributions by the Partners, except as provided in the Agreement or as required by the Delaware Act.

14.	Any amendment to this Agreement.

15.	Any liquidation, dissolution, recapitalization or other winding up of the Partnership.

16.	The Partnership making any material change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP or applicable law.

17.	The Partnership making, amending or revoking any material election with respect to taxes.

18.	Acquiring, commencing or conducting any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to section 7704 of the Code.)

Schedule 5.4-Page 2